Exhibit 4.11

Execution Version

CLASS A ORDINARY SHARES PURCHASE AGREEMENT

This Class A Ordinary Shares Purchase Agreement (“Agreement”) is made as of September 13, 2021 (the “Effective Date”), by and among Sportradar Group AG, a Swiss stock corporation (Aktiengesellschaft) organized under the laws of Switzerland (the “Company”), and the investors listed on Schedule A hereto (each, an “Investor” and collectively, the “Investors”).

RECITALS

A. The Investors desire to purchase from the Company, and the Company desires to sell and transfer to the Investors Class A ordinary shares of the Company, each having a nominal value of CHF 0.10 (the “Class A Ordinary Shares”), in return for the aggregate sum of $4,999,988, in a private placement that shall take place concurrently with the Company’s initial public offering of Class A Ordinary Shares (the “IPO”) on the terms and subject to the conditions set forth in this Agreement (the “Financing”).

B. The parties hereto have executed this Agreement on the Effective Date, which is prior to the effectiveness of the registration statement on Form F-1 filed by the Company with the Securities and Exchange Commission (the “SEC”) for the IPO.

C. The closing of the Financing shall take place concurrently with the closing of the IPO (such time, the “IPO Closing Time”) and at the price per share equal to the initial public offering price per share that the Class A Ordinary Shares are sold to the public in the IPO (before any underwriting discounts or commissions) (the “IPO Price”), as set forth on the cover of the final prospectus filed with the SEC.

D. In order to effect the IPO, the Company shall enter into an Underwriting Agreement (the “Underwriting Agreement”) and a Subscription Agreement in each case with J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC, Citigroup Global Markets Inc. and UBS Securities LLC, as representatives of the several underwriters named therein (the “Underwriters”).

AGREEMENT

The parties agree as follows:

1.	Purchase and Sale of Class A Ordinary Shares.

1.1

Sale and Issuance of Class A Ordinary Shares. The Company agrees to issue by way of a capital increase and sell to the Investors, and the Investors agree to purchase from the Company Class A Ordinary Shares, in the aggregate sum of $4,999,988 (the “Investment Amount”) at the IPO Price per Class A Ordinary Share pursuant to a private placement exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), in accordance with Rule 506 of Regulation D promulgated under the Securities Act. The number of Class A Ordinary Shares to be sold by the Company and purchased by the Investors hereunder (the “Shares”) shall equal the number of Class A Ordinary Shares determined by dividing the Investment Amount by the IPO Price (rounded down to the nearest whole Class A Ordinary Share). The Company shall issue the Shares by way of a capital increase whereby the Company shall cause Sports Data AG, following the IPO an indirectly wholly-owned subsidiary of the Company, to subscribe for the Shares and cause the transfer to the Investors thereafter.

1.2

Payment of the purchase price (which shall be equal to the total number of Shares to be purchased by the Investors, as calculated pursuant to the second preceding sentence, multiplied by the IPO Price) for the Shares (the “Purchase Price”) shall be made at the Closing (as defined below) by wire transfer of immediately available funds to the account specified in writing by the Company to the Investors, subject to the satisfaction of the conditions set forth in this Agreement. Payment of the Purchase Price for the Shares shall be made against delivery to the Investors of the Shares within two business days following payment of the Purchase Price (unless the settlement process takes longer notwithstanding all reasonable efforts by the Company to complete the same, in which case the Company will provide evidence to the Investors that the settlement process has commenced and provide same-day updates on the settlement process to an Investor upon its request and in any case complete settlement by the fifth business day following payment of the Purchase Price), which Shares shall be uncertificated and shall be registered in the name of the applicable Investor on the books of the Company by American Stock & Transfer, LLC, the Company’s transfer agent. No later than two days prior to the Closing, the Investors may (in their discretion, and if they so agree amongst themselves) deliver to the Company an updated Schedule A, setting forth the number of Shares to be purchased by each Investor and the corresponding portion of the Purchase Price to be paid by each such Investor in accordance with the terms of this Agreement.

1.3

Closing. The closing of the sale of the Shares and payment of the Purchase Price (the “Closing”) will take place remotely via the exchange of documents and signatures after the satisfaction or waiver of each of the conditions set forth in Section 4 and Section 5 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions).

2.	Representations and Warranties of the Company.

The Company hereby represents and warrants to the Investors that the following representations are true and correct as of the date hereof and as of the Closing (except to the extent any such representations and warranties expressly relate to an earlier date, in which case such representations and warranties are true and correct as of such earlier date).

2.1 Organization, Valid Existence and Qualification. The Company is a corporation duly organized and validly existing under the laws of Switzerland and has all requisite corporate power and authority to carry on its business as currently conducted. The Company is duly qualified to transact business as a foreign corporation in each jurisdiction in which it conducts its business, except where failure to be so qualified could not reasonably be expected to result, either individually or in the aggregate, in a material adverse effect on the Company’s financial condition, business or operations.

2.2 Registration Statement. The Registration Statement and any prospectus contained therein will not, as of the filing date of such Registration Statement, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. “Registration Statement” means the registration statement on Form F-1 (File No. 333-258882), including any prospectus filed pursuant to Rule 424 under the Securities Act, and any free writing prospectuses, relating to the IPO.

2.3 Authorization. All corporate action on the part of the Company, its officers, directors and shareholders necessary for the authorization, execution and delivery of this Agreement, the performance of all obligations of the Company hereunder, and the authorization, issuance, sale and delivery of the Shares, has been taken or will be taken prior to the Closing, and this Agreement constitutes the valid and legally binding obligation of the Company, enforceable in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

2.4 Valid Issuance of Shares. The Shares that are being purchased by the Investors hereunder, when issued, sold and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid, non-assessable (i.e., no further contributions in respect thereof will be required to be made to the Company by the holders thereof, by the sole reason of their being a holder of Class A Ordinary Shares) and will be transferred to the Investors free of liens, encumbrances and restrictions on transfer other than (a) restrictions on transfer under this Agreement and under applicable state and federal securities laws, (b) restrictions on transfer under the lock-up agreement entered into by the Investors for the benefit of the Underwriters in the IPO, (c) restrictions on the voting rights and registration as shareholders as laid out in our Amended Articles (as defined in the Registration Statement) and (d) any liens, encumbrances or restrictions on transfer that are created or imposed by the Investors. Subject in part to the truth and accuracy of the Investors’ representations set forth in Section 3 of this Agreement, the offer, sale and issuance of the Shares as contemplated by this Agreement are exempt from the registration requirements of applicable state and federal securities laws.

2.5 Non-Contravention. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of the Company is required in connection with the consummation of the sale and issuance of Shares contemplated by this Agreement, except for the filing of notices of the sale of Shares pursuant to Regulation D promulgated under the Securities Act and applicable state securities laws. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not result in any such violation or constitute, with or without the passage of time and giving of notice, (a) a default in any material respect of any such instrument, judgment, order, writ or decree, (b) any violation of the provisions of the organizational documents of the Company, or (c) an event that results in the creation of any lien, charge or encumbrance upon any assets of the Company or the suspension, revocation, impairment, forfeiture, or nonrenewal of any material permit, license, authorization or approval applicable to the Company, in each case, which could reasonably be expected to result, either individually or in the aggregate, in a material adverse effect on the Company’s financial condition, business or operations.

2.6 Assuming the accuracy of the representations and warranties of the Investors set forth in Section 3, no registration under the Securities Act is required for the offer and sale of the Shares by the Company to the Investors. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any governmental authority is required on the part of the Company in connection with such offer and sale of the Shares contemplated by this Agreement, except for filings pursuant to applicable state securities laws.

2.7 Other than the Underwriting Agreement, the Company has not entered into any side letter or similar agreement with any subscriber or investor in connection with a direct or indirect investment in the Company on terms with respect to the purchase of Class A Ordinary Shares more favorable to such subscriber or investor than the terms of this Agreement.

2.8. Swiss Federal Stemp Taxes. The issuance and delivery of the (newly created) Class A ordinary shares to the Investors at the IPO Price is not subject to Swiss Federal Securities Transfer Stamp Tax (Umsatzabgabe). The subsequent purchase or sale of Class A ordinary shares, whether by Swiss resident individuals who hold their shares as private assets, Swiss resident private individuals who, for income tax purposes, are classified as “professional securities dealers” for reasons of, inter alia, frequent dealing, or leveraged investments, in shares and other securities or shareholders who are not resident in Switzerland for tax purposes, and who, during the respective taxation year, have not engaged in a trade or business carried on through a permanent establishment with fixed place of business situated in Switzerland for tax purposes, and who are not subject to corporate or individual income taxation in Switzerland for any other reason, may be subject to a Swiss federal securities transfer stamp tax at a current rate of up to 0.15%, calculated on the purchase price or the sale proceeds, respectively, if (i) such transfer occurs through or with a Swiss or Liechtenstein bank or by or with involvement of another Swiss securities dealer as defined in the Swiss federal stamp tax act and (ii) no exemption applies.

3.	Representations and Warranties of the Investors.

Each Investor, severally and not jointly, hereby represents and warrants to the Company that the following representations are true and correct as of the date hereof and as of the Closing (except to the extent any such representations and warranties expressly relate to an earlier date, in which case such representations and warranties are true and correct as of such earlier date).

3.1 Organization, Good Standing and Qualification. The Investor has been duly incorporated or organized, as the case may be, and is validly existing and in good standing (to the extent the concept of good standing or an equivalent concept is applicable in such jurisdiction) under the laws of its jurisdiction of incorporation or organization, and is duly qualified to do business and is in good standing (to the extent the concept of good standing or an equivalent concept is applicable in such jurisdiction) in each jurisdiction in which the Investor does business except where failure to be so qualified could not reasonably be expected to result, either individually or in the aggregate, in a material adverse effect on the Investor’s ability to consummate the transactions contemplated by this Agreement.

3.2 Authorization. The Investor has all requisite power and authority to enter into this Agreement and this Agreement constitutes its valid and legally binding obligations, enforceable in accordance with its terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

3.3 Purchase Entirely for Own Account. This Agreement is made with the Investor in reliance upon the Investor’s representations to the Company, which by the Investor’s execution of this Agreement the Investor hereby confirms, that the Shares acquired by the Investor hereunder will be acquired for investment for the Investor’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Investor has no present intention of selling, granting any participation in, or otherwise distributing the same, except as permitted by applicable federal or state securities laws. By executing this Agreement, the Investor further represents that the Investor does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation rights to such person or to any third person, with respect to any of the Shares.

3.4 No Solicitation. At no time was the Investor presented with or solicited by any publicly issued or circulated newspaper, mail, radio, television or other form of general advertising or solicitation in connection with the offer, sale and purchase of the Shares.

3.5 Access to Information. The Investor has received or has had access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the Shares to be purchased by the Investor under this Agreement. The Investor further has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Shares. The foregoing, however, does not in any way limit or modify the representations and warranties made by the Company in Section 2.

3.6 Investment Experience. The Investor understands that the purchase of the Shares involves substantial risk. The Investor has experience as an investor in securities of companies in the development stage and acknowledges that the Investor is able to fend for itself, can bear the economic risk of the Investor’s investment in the Shares, including a complete loss of the investment, and has such knowledge and experience in financial or business matters that the Investor is capable of evaluating the merits and risks of this investment in the Shares and protecting its own interests in connection with this investment. The Investor represents that the office in which its investment decision was made is located at the address set forth in Section 7.6.

3.7 Accredited Investor. The Investor understands the term “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act and is an “accredited investor” for the purposes of acquiring the Shares to be purchased by the Investor under this Agreement.

3.8 Restricted Securities. The Investor understands that the Shares are characterized as “restricted securities” under the Securities Act inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under the Securities Act and applicable regulations thereunder such securities may be resold without registration under the Securities Act only in certain limited circumstances. The Investor represents that the Investor is familiar with Rule 144 of the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

3.9 Legends. The Investor understands that the book-entry account evidencing the Shares may bear one or all of the following legends (or substantially similar legends):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF APPLICABLE STATES. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS

THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO A 180 DAY LOCK-UP AGREEMENT EXECUTED BY THE ORIGINAL HOLDER OF THESE SHARES, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE ISSUER. AS A RESULT OF SUCH AGREEMENT, THESE SHARES MAY NOT BE TRADED FOR A PERIOD OF TIME AFTER THE DATE OF THE UNDERWRITING AGREEMENT EXECUTED IN CONNECTION WITH THE INITIAL PUBLIC OFFERING OF THE CLASS A ORDINARY SHARES OF THE ISSUER HEREOF. SUCH RESTRICTION IS BINDING ON TRANSFEREES OF THESE SHARES.

3.10 No Brokers. The Investor has not incurred, and will not incur in connection with the purchase of the Shares, any brokerage or finders’ fees, or agents’ commissions or similar liabilities.

3.11 Market Stand-Off Agreement; Lock-Up Agreement. The Investor hereby agrees that it shall not sell or otherwise transfer or dispose of the Shares, other than to donees, partners or Affiliates (as defined below) of the Investor who agree to be similarly bound, for up to 180 days following the effective date of the IPO. In order to enforce this covenant, the Company shall have the right to place restrictive legends on the book-entry accounts representing the Shares and to impose stop transfer instructions with respect to the Shares until the end of such period. The provisions of this Section 3.11 shall not apply to Class A Ordinary Shares acquired in market purchases following the IPO. In addition, the Investor hereby confirms that it has executed and delivered to the Underwriters the lock-up agreement provided by the Company (the “Lock-Up Agreement”). The Lock-Up Agreement is in full force and effect, and following the consummation of the transactions contemplated by this Agreement will remain in full force and effect, including with respect to the Shares. For purposes of this Agreement, the term “Affiliates” means any individual or entity that directly or indirectly controls, is controlled by, or is under common control with the individual or entity in question.

4.	Conditions to the Investors’ Obligations at Closing.

The obligations of the Investors to consummate the Closing are subject to the fulfillment or waiver, on or by the Closing, of each of the following conditions, which waiver may be given by written communication to the Company:

4.1 Representations and Warranties. Each of the representations and warranties of the Company contained in Section 2 (a) that are not qualified as to materiality or material adverse effect shall be true and accurate in all material respects on and as of the Closing with the same force and effect as if they had been made at the Closing, except for those representations and warranties that address matters only as of a particular date (which shall remain true and correct as of such particular date), and (b) that are qualified as to materiality or material adverse effect shall be true and accurate in all respects on and as of the Closing with the same force and effect as if they had been made at the Closing, except for those representations and warranties that address matters only as of a particular date (which shall remain true and correct as of such particular date).

4.2 Performance. The Company shall have performed and complied in all material respects with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing and shall have obtained all approvals, consents and qualifications necessary to complete the purchase and sale described herein.

4.3 IPO. The Registration Statement shall have been declared effective by the SEC. The Underwriters shall have purchased, concurrently with the purchase of the Shares by the Investors hereunder, the Underwritten Shares (as defined in the Underwriting Agreement) at the IPO Price (less any underwriting discounts or commissions).

4.4 Qualifications. All authorizations, approvals, waiting period expirations or terminations, or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Shares pursuant to this Agreement shall be duly obtained and effective as of the Closing, other than (a) the filing pursuant to Regulation D, promulgated under the Securities Act, and (b) the filings required by applicable state “blue sky” securities laws, rules and regulations.

4.5 Nasdaq. No suspension of the qualification of the Shares for offering or sale or trading under The Nasdaq Global Select Market (“Nasdaq”) rules, or initiation or threatening of any proceedings for any of such purposes, shall have occurred and the Shares shall have been approved for listing on Nasdaq, subject to official notice of issuance.

4.6 Absence of Injunctions and Decrees. During the period from the Effective Date to immediately prior to the Closing, no governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any decision, injunction, decree, ruling, law or order enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated at the Closing.

5.	Conditions to the Company’s Obligations at Closing.

The obligations of the Company to the Investors to consummate the Closing are subject to the fulfillment, on or by the Closing, of each of the following conditions, which waiver may be given by written communication to the Investors:

5.1 Representations and Warranties. The representations and warranties of the Investors contained in Section 3 shall be true and accurate in all material respects on and as of the Closing with the same force and effect as if they had been made at the Closing, except for those representations and warranties that address matters only as of a particular date (which shall remain true and correct as of such particular date).

5.2 Performance. The Investors shall have performed and complied in all material respects with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by the Investors on or before the Closing and shall have obtained all approvals, consents and qualifications necessary to complete the purchase and sale described herein.

5.3 IPO. The Registration Statement shall have been declared effective by the SEC. The Underwriters shall have purchased the Underwritten Shares at the IPO Price (less any underwriting discounts or commissions).

5.4 IPO Lock-Up. The Investors shall have signed the Lock-Up Agreement in the form previously agreed upon by the Investors and the Underwriters. The Shares shall be subject to the terms of the Lock-Up Agreement.

5.5 Absence of Injunctions and Decrees. During the period from the Effective Date to immediately prior to the Closing, no governmental authority of competent jurisdiction, including the commercial register of the Canton of St. Gallen, shall have enacted, issued, promulgated, enforced or entered any decision, injunction, decree, ruling, law or order enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated at the Closing.

6.	Registration Rights.

6.1 Piggyback Rights. If the Company proposes to conduct a registered offering of, or if the Company proposes to file a registration statement under the Securities Act with respect to the registration of, equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of the Significant Shareholders, other than a registration statement (or any registered offering with respect thereto) (i) filed in connection with any employee share option or other benefit plan, including any registration statement on Form S-8, (ii) on Form F-4 or S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (iii) for an offering of debt that is convertible into equity securities of the Company, (iv) for a dividend reinvestment plan, or (v) for a Block Trade (as defined below), then the Company shall give written notice of such proposed offering to all of the Eligible Investors holding Registrable Securities not less than five days before the anticipated filing date of the relevant registration statement or, in the case of an underwritten offering pursuant to a shelf registration, the applicable “red herring” prospectus or prospectus supplement used for marketing such offering, which notice shall (A) describe the expected amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing underwriter or underwriters, if any, in such offering, and (B) offer to all of the Eligible Investors holding Registrable Securities the opportunity to include in such registered offering such number of Registrable Securities as such Eligible Investors may request in writing within two days after receipt of such written notice (such registered offering, a “Piggyback Registration”, and the Eligible Investors making such request, the “Requesting Piggyback Holders”). Subject to Section 6.1(1), the Company shall, in good faith, cause such Registrable Securities so requested to be included in such Piggyback Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing underwriter or underwriters of such Piggyback Registration to permit such Registrable Securities to be included therein on the same terms and conditions as any similar securities of the Company included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Eligible Investor’s Registrable Securities in a Piggyback Registration shall be subject to such Eligible Investor’s agreement to enter into an underwriting agreement in customary form with the underwriter(s) selected for such underwritten offering.

For purposes hereof:

“Eligible Investor” means any Investor or Affiliate (as defined below) of such Investor that purchased any Shares pursuant to this Agreement;

“Significant Shareholders” means shareholders of the Company holding in excess of 5% of the total share capital of the Company; and

“Registrable Security” shall mean any of the Class A Ordinary Shares held by the Eligible Investor other than to the extent: (A) a registration statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such registration statement; (B) such securities shall have ceased to be outstanding; (C) such securities have been sold without registration pursuant to Rule 144 (or any successor rule promulgated thereafter by the SEC); and (D) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

(1) Reduction of Piggyback Registration. If the managing underwriter or underwriters in an underwritten offering that is to be a Piggyback Registration, in good faith, advises the Company and the Requesting Piggyback Holders pursuant to this Section 6.1 in writing that the dollar amount or number of Class A Ordinary Shares or other equity securities that the Company desires to sell, taken together with the Class A Ordinary Shares or other equity securities, if any, as to which registration or a registered offering has been demanded or requested by Requesting Piggyback Holders or Significant Shareholders exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the underwritten offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then (x) if the registration or registered offering is undertaken for the Company’s account, the Company shall include in any such registration or registered offering the Class A Ordinary Shares (or other equity securities) in the following order of priority, without exceeding the Maximum Number of Securities:

(A)	first, all Class A Ordinary Shares the Company desires to sell;

(B)

second, all Class A Ordinary Shares desired to be sold by the Requesting Piggyback Holders and Significant Shareholders desire to sell. As between the Requesting Piggyback Holders and Significant Shareholders, the remaining Class A Ordinary Shares (or other equity securities) shall be allocated 25% for the Eligible Investors (as between the Eligible Investors pro rata based on the respective number of Shares that each such Eligible Investor have requested to be included), and 75% for the Significant Shareholders (pursuant to any agreement between them with respect to pro rata cut backs in a registered offering);

(C)	third, all other holders so entitled to participate pursuant to any agreement with respect to such rights; and

(y) if the registration or registered offering is undertaken pursuant to request of a Significant Shareholder the Company shall include in any such registration or registered offering the Class A Ordinary Shares (or other equity securities) in the order of priority set out in paragraphs (B) and (C) immediately above, without exceeding the Maximum Number of Securities.

(2) Piggyback Registration Withdrawal. Any Requesting Piggyback Holder shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the underwriter or underwriters (if any) of its intention to withdraw from such Piggyback Registration prior to the effectiveness of the registration statement filed with the SEC with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a shelf registration, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a registration statement filed with the SEC in connection with a Piggyback Registration at any time prior to the effectiveness of such registration statement. The Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal.

(3) Investor Information. Notwithstanding anything in this Section 6 to the contrary, the Investor may not participate in any underwritten offering pursuant to this Section 6.1 unless the Investor (x) agrees to sell the Investor’s securities on the basis provided in any underwriting arrangements approved by the Company and (y) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.

6.2 Registration Expenses. All Registration Expenses shall be borne by the Company. It is acknowledged that the Investor shall bear, with respect to the Investor’s Registrable Securities being sold, all underwriters’ commissions and discounts, brokerage fees and the expenses of any legal counsel representing the Investor. For purposes hereof, “Registration Expenses” shall mean the out-of-pocket expenses of a the relevant registration, including, without limitation, the following: (A) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any national securities exchange on which the Class A Ordinary Shares are then listed; (B) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of outside counsel for the underwriters in connection with blue sky qualifications of Registrable Securities); (C) printing, messenger, telephone and delivery expenses; (D) reasonable fees and disbursements of counsel for the Company; and (E) reasonable fees and disbursements of all independent registered public accountants of the Company incurred in connection with such registration.

6.3 Block Trades. For purposes hereof, “Block Trade” means an offering not involving a “roadshow,” commonly known as a “block trade.” Notwithstanding any other provision of this Section 6, at any time and from time to time when an effective registration statement in respect of any Shares is on file with the SEC, if the Investor wishes to engage in a Block Trade that comprises all the Registrable Securities held by the Investor, then the Investor only needs to notify the Company of the Block Trade at least five business days prior to the day such offering is to commence and the Company shall use its commercially reasonable efforts to facilitate such Block Trade by providing access to management and assisting with due diligence. Section 6.1 shall not apply to a Block Trade. The Investor shall have the right to select the placement agents, underwriters or sales agents for such Block Trade (which shall consist of one or more reputable nationally recognized investment banks).

6.4 Company support. In the case of a Block Trade or a sale by the Investor effected or executed through a broker, placement agent or sales agent (subject to such broker, placement agent or sales agent providing such certifications or representations reasonably requested by the Company’s independent registered public accountants and the Company’s counsel), at its expense the Company shall: (1) request the Company’s independent registered public accountants to provide a “cold comfort” letter, in customary form and covering such matters of the type customarily covered by “cold comfort” letters, and reasonably satisfactory to the Investor and the applicable broker, placement agent or sales agent, if any, and the underwriters, if any; (2) request the Company’s counsel to provide an opinion and negative assurance letter with respect to such offering addressed to the Investor and to the broker, placement agent or sales agent, if any, and the underwriters, if any, covering such legal matters with respect to the offering in respect of which such opinion is being given as the Investor, or such broker, placement agent, sales agent or underwriters, may reasonably request and as are customarily included in such opinions and negative assurance letters; (3) enter into and perform its obligations under an underwriting agreement or distribution agreement, in usual and customary form, with the managing underwriter, broker, placement agent or sales agent of such offering or sale; and (4) otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Investor and the broker, placement agent or sales agent, if any, and underwriters, if any, as applicable, in connection with such offering or sale.

6.5 With a view to making available to the Investor the benefits of Rule 144 promulgated under the Securities Act or any other similar rule or regulation of the SEC that may at any time permit the Investor to sell securities of the Company to the public without registration, the Company agrees, until all Investor’s Shares are sold by the Investor, to:

(1) make and keep public information available, as those terms are understood and defined in Rule 144;

(2) file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”) so long as the Company remains subject to such requirements and the filing of such reports and other documents is required for the applicable provisions of Rule 144;

(3) furnish to the Investor so long as it owns any Shares, as promptly as practicable upon request, (x) a written statement by the Company, if true, that it has complied with the reporting requirements of Rule 144, the Securities Act and the Exchange Act, (y) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company with the SEC and (z) such other information as may be reasonably requested to permit the Investor to sell such securities pursuant to Rule 144 without registration; and

(4) in connection with a sale by the Investor pursuant to Rule 144, if any legended transfer restrictions are no longer required by the Securities Act or any applicable state securities laws, upon request of the Investor, the Company shall use its commercially reasonable efforts to cooperate with the Investor to have such transfer restrictions removed, including providing authorization to the Company’s transfer agent.

7.	Miscellaneous.

7.1 Publicity. No party shall issue any press release or make any other public announcement, including any website posting or social media post, that includes the name or any logo or brand name of any party, or discloses the terms of this Agreement or the fact that the Investors have made or propose to make an investment in the Company, except for (a) the Company’s disclosure in the Registration Statement, as may be required by law; provided that the name or logo or brand name of any party may only be used with the prior consent of each party or (b) with the prior written consent of the other parties. Each party will provide reasonable advance notice to the other parties prior to making any disclosure of this Agreement or the terms hereof in any filings made with the SEC, and will provide the other parties with reasonable opportunity to review and comment on such proposed disclosures.

7.2 Survival of Representations and Warranties. The representations and warranties of the Company and the Investors contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing, and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of the Investors or the Company.

7.3 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware (without reference to the conflicts of law provisions thereof).

7.4 Counterparts; Facsimile Signatures. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed and delivered by facsimile, or by email in portable document format (.pdf) (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) and upon such delivery of the signature page by such method will be deemed to have the same effect as if the original signature had been delivered to the other parties.

7.5 Headings; Interpretation. In this Agreement, (a) the meaning of defined terms shall be equally applicable to both the singular and plural forms of the terms defined, (b) the captions and headings are used only for convenience and are not to be considered in construing or interpreting this Agreement and (c) the words “including,” “includes” and “include” shall be deemed to be followed by the words “without limitation.” All references in this Agreement to sections, paragraphs, exhibits and schedules shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits and schedules attached hereto, all of which exhibits and schedules are incorporated herein by this reference.

7.6 Notices. All notices which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by facsimile or email (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to the Company, to:

Sportradar US LLC

810 7th Avenue

New York, NY 10019

Attention: Office of the General Counsel

Email: L.McCreary@Sportradar.com

With a copy to (which shall not constitute notice):

Latham & Watkins LLP

555 Eleventh Street, NW

Washington, D.C. 20004-1304

Attention: Rachel W. Sheridan

Email: Rachel.Sheridan@LW.com

If to Investors, to:

TCV

250 Middlefield Road

Menlo Park, CA 94025

Attention: General Counsel

Email: legal@tcv.com

With a copy to (which shall not constitute notice):

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention: Mark Brod

Email: mbrod@stblaw.com

and

Simpson Thacher & Bartlett LLP

2475 Hanover Street

Palo Alto, CA 94304

Attention: Naveed Anwar

Email: naveed.anwar@stblaw.com

7.7 No Finder’s Fees. The Investors agree to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder’s or broker’s fee (and any asserted liability as a result of the performance of services of any such finder or broker) for which the Investors or any of its officers, partners, employees, or representatives is responsible. The Company agrees to indemnify and hold harmless the Investors from any liability for any commission or compensation in the nature of a finder’s or broker’s fee (and any asserted liability as a result of the performance of services by any such finder or broker) for which the Company or any of its officers, employees or representatives is responsible.

7.8 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Investors. Any amendment or waiver effected in accordance with this Section 7.8 shall be binding upon each holder of any Shares at the time outstanding, each future holder of such securities and the Company. No delay or failure to require performance of any provision of this Agreement shall constitute a waiver of that provision as to that or any other instance. No waiver granted under this Agreement as to any one provision herein shall constitute a subsequent waiver of such provision or of any other provision herein, nor shall it constitute the waiver of any performance other than the actual performance specifically waived.

7.9 Severability. If any provision of this Agreement is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, such provision shall be stricken from this Agreement and the remainder of this Agreement shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Agreement.

7.10 Entire Agreement. This Agreement, together with all exhibits and schedules hereto, constitute the entire agreement and understanding of the parties with respect to the subject matter hereof and supersede any and all prior negotiations, correspondence, agreements, understandings duties, or obligations, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof.

7.11 Third Parties. Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their successors and assigns, any rights or remedies under or by reason of this Agreement.

7.12 Assignment. Until the date that is two days prior to the Closing, each Investor may assign, in its sole discretion, any or all of its rights and interests under this Agreement to one or more of its Affiliates. Any assignment or reallocation of Shares shall be set forth on the updated Schedule A delivered to the Company pursuant to Section 1.2. For purposes of this Agreement, the term “Affiliates” means any individual or entity that directly or indirectly controls, is controlled by, or is under common control with the individual entity in question.

7.13 Expenses. The Company and each Investor will each bear its own expenses in connection with the preparation, execution and delivery of this Agreement and the consummation of the Financing.

7.14 Further Assurances. The parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement.

7.15 Termination. This Agreement shall automatically terminate upon the earliest to occur, if any, of: (a) either the Company, on the one hand, or the Underwriters, on the other hand, advising the other in writing, prior to the execution of the Underwriting Agreement, that they have determined not to proceed with the IPO, (b) termination of the Underwriting Agreement (other than the provisions thereof which survive termination) prior to the sale of any of the Class A Ordinary Shares to the Underwriters in the IPO, (c) the Registration Statement is withdrawn, (d) the written consent of each of the Company and the Investors or (e) September 30, 2021, in the event that the Underwriting Agreement has not been executed by such date.

7.16 Waiver of Conflicts. The Investors acknowledge that Latham & Watkins LLP (“Latham”), counsel to the Company, may have performed and may now or in the future perform legal services for the Investors or their Affiliates in matters unrelated to the transactions described in this Agreement. Accordingly, each party to this Agreement hereby (a) acknowledges that they have had an opportunity to ask for and have obtained information relevant to this disclosure, (b) acknowledges that Latham represents only the Company in connection with this Agreement and the transactions contemplated hereby, and not the Investors or any stockholder, director or employee of the Investors and (c) gives its informed consent to Latham’s representation of the Company in connection with this Agreement and the transactions contemplated hereby.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

The parties hereto have executed this Agreement of the date first written above.

COMPANY:

SPORTRADAR GROUP AG

By:	/s/ Carsten Koerl
Name: Carsten Koerl
Title: Chief Executive Officer

[Signature Page to Class A Ordinary Shares Purchase Agreement]

The parties hereto have executed this Agreement of the date first written above.

INVESTORS:

TCV IX, L.P.

a Cayman Islands exempted limited partnership, acting by its general partner

Technology Crossover Management IX, L.P., a Cayman Islands exempted limited partnership, acting by its general partner

Technology Crossover Management IX, Ltd., a Cayman Islands exempted company

By:	/s/ Frederic D. Fenton
Name: Frederic D. Fenton
Title: Authorized Signatory

[Signature Page to Class A Ordinary Shares Purchase Agreement]

The parties hereto have executed this Agreement of the date first written above.

INVESTORS:

TCV IX (A), L.P.

a Cayman Islands exempted limited partnership, acting by its general partner

Technology Crossover Management IX, L.P., a Cayman Islands exempted limited partnership, acting by its general partner

Technology Crossover Management IX, Ltd., a Cayman Islands exempted company

By:	/s/ Frederic D. Fenton
Name: Frederic D. Fenton
Title: Authorized Signatory

[Signature Page to Class A Ordinary Shares Purchase Agreement]

The parties hereto have executed this Agreement of the date first written above.

INVESTORS:

TCV IX (B), L.P.

a Cayman Islands exempted limited partnership, acting by its general partner

Technology Crossover Management IX, L.P., a Cayman Islands exempted limited partnership, acting by its general partner

Technology Crossover Management IX, Ltd., a Cayman Islands exempted company

By:	/s/ Frederic D. Fenton
Name: Frederic D. Fenton
Title: Authorized Signatory

[Signature Page to Class A Ordinary Shares Purchase Agreement]

The parties hereto have executed this Agreement of the date first written above.

INVESTORS:
TCV MEMBER FUND, L.P. a Cayman Islands exempted limited partnership, acting by its general partner Technology Crossover Management IX, Ltd., a Cayman Islands exempted company
By:	/s/ Frederic D. Fenton
Name: Frederic D. Fenton
Title: Authorized Signatory

[Signature Page to Class A Ordinary Shares Purchase Agreement]

The parties hereto have executed this Agreement of the date first written above.

INVESTORS:

TCV SPORTS, L.P.

a Cayman Islands exempted limited partnership, acting by its general partner

Technology Crossover Management IX, L.P., a Cayman Islands exempted limited partnership, acting by its general partner

Technology Crossover Management IX, Ltd., a Cayman Islands exempted company

By:	/s/ Frederic D. Fenton
Name: Frederic D. Fenton
Title: Authorized Signatory

[Signature Page to Class A Ordinary Shares Purchase Agreement]

SCHEDULE A

Schedule of Investors

Name of Investor	Purchase Price Paid by Investor
TCV IX, L.P.	$2,935,660.00
TCV IX (A), L.P.	828,324.00
TCV IX (B), L.P.	156,772.00
TCV MEMBER FUND, L.P.	227,892.00
TCV Sports, L.P.	851,340.00

Total:	$4,999,988.00

Schedule A